UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2007 ANNUAL MEETING

JUNE 13, 2007

Dear Microvision Shareholder:

The Annual Meeting of Shareholders of Microvision, Inc. (the “Company”), will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004 on June 13, 2007 at 9:00 a.m. for the following purposes:

1.	To elect six directors to serve until the next annual meeting;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on April 23, 2007, you will be entitled to vote on the above matters. A list of shareholders as of the record date will be available for shareholder inspection at the headquarters of the Company, 6222 185th Avenue NE, Redmond, Washington 98052, during ordinary business hours, from June 3, 2007 to the date of the Annual Meeting. The list also will be available for inspection at the Annual Meeting.

Important!

Whether or not you plan to attend the annual meeting, your vote is very important.

After reading the enclosed Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the enclosed proxy card and returning it as soon as possible in the accompanying postage prepaid (if mailed in the U.S.) return envelope. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

If you need assistance voting your shares, please call Investor Relations at (425) 882-6794.

The Board of Directors recommends a vote FOR the election of six directors and a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

At the meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the meeting and vote your shares in person even if you return your proxy card or vote by telephone or the Internet. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Microvision, Inc.

Sincerely,

Thomas M. Walker Secretary

April 30, 2007

Redmond, Washington

MICROVISION, INC.

6222 185th Avenue NE

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

June 13, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004 on June 13, 2007, at 9:00 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply complete, sign, and return the enclosed proxy card or vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card.

On April 10, 2007 there were 43,390,000 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We began mailing this Proxy Statement on or about April 30, 2007 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by either executing and returning the enclosed proxy card or by voting your proxy by telephone or via the Internet, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director, and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:	Under the rules of the National Association of Securities Dealers, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 1 and Proposal 2.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to Microvision’s Secretary at the Company’s offices in Redmond, Washington;

•	Vote again by telephone or Internet; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank, or nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on April 23, 2007, the record date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors?

A:	The six nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm?

A:	The selection of PricewaterhouseCoopers LLP will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	What are the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees, and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of Microvision common stock, please call us at (425) 882-6794 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election Of Directors

The Board of Directors of the Company oversees the Company’s business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Until any vacancy is filled, the Board of Directors will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Set forth below are the name, position held and age of each of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each nominee as of April 10, 2007 is set forth on pages 22 and 23.

Name	Age	Position
Richard A. Cowell (2)(3)*	59	Director
Slade Gorton (1)(3)*	79	Director
Jeanette Horan (1)(2)*	51	Director
Marc Onetto (1)*	56	Director
Alexander Tokman	45	Director, President and Chief Executive Officer
Brian Turner (2)(3)*	47	Director

*	Independent Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

Colonel Richard A. Cowell, USA, (Ret.) has served as a director of the Company since August 1996. Colonel Cowell is a Principal at Booz Allen Hamilton, Inc. where he is involved in advanced concepts development and technology transition, joint and service experimentation, and the interoperability and integration of command and control systems for Department of Defense and other agencies. Prior to joining Booz Allen Hamilton, Inc. in March of 1996, Colonel Cowell served in the United States Army for 25 years. Immediately prior to his retirement from the Army, Colonel Cowell served as Director of the Louisiana Maneuvers Task Force reporting directly to the Chief of Staff, Army. Colonel Cowell has authored and received awards for a number of documents relating to the potential future capabilities of various services and agencies.

Slade Gorton joined the Company as a director in September 2003. Mr. Gorton is currently Of Counsel at the law firm of Kirkpatrick & Lockhart Preston Gates Ellis LLP. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years. Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. In 1968 he was elected Attorney General of Washington State where he served until 1980. Mr. Gorton also served on the President’s Consumer Advisory Council (1975-77), the Washington State Criminal Justice Training Commission (1969-1981), the National Commission on Federal Election Reform (2001), and was chairman of the Washington State Law & Justice Commission (1969-76). Mr. Gorton also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves. Mr. Gorton was a Commissioner on the National Commission on Terrorist Attacks upon the United States (“9-11 Commission”). Mr. Gorton is currently a member of the National Commission on War Powers. Mr. Gorton is a director of Vigilos, Inc. and on the advisory board of Intermedia Partners VIII, L.P.

Jeanette Horan joined the Company as a director in June 2006. Ms Horan is currently Vice President, Business Process and Architecture Integration for IBM and leads IBM’s internal business process transformation and information technology portfolio. Prior to her current position, she was Vice President, Worldwide Information Management Development from January 2003 to January 2004 where she was responsible for strategic alliances with key platform partners and led strategic and operational planning processes. From May 1998 to December 2002, Ms. Horan was also Vice President, Development for the Lotus brand and led worldwide product management, development and technical support.

Marc Onetto joined the Company as a director in March 2006. Mr. Onetto is currently Senior Vice President, Worldwide Operations for Amazon.com, Inc. Prior to his current position, Mr. Onetto was Executive Vice President of Worldwide Operations for Solectron, a $10 billion global provider of electronics manufacturing and integrated supply-chain services to OEMs, from June 2003 to June 2006. He joined Solectron after a 15 year career with General Electric where he most recently was Vice President of GE Corporate’s European operations. From 1992 to 2002, Mr. Onetto held several senior leadership positions at GE Medical Systems as head of its global supply chain and operations, global quality, and global process engineering. He was one of GE’s Six Sigma pioneers and spearheaded the quality culture transformation across GE Medical Systems. Prior to GE, Mr. Onetto served 12 years with Exxon Corporation in supply operations, information systems and finance.

Alexander Tokman has served as President, Chief Executive Officer and a director of the Company since January 2006. Mr. Tokman served as Microvision’s President and Chief Operating Officer from July 2005 to January 2006. From April 1995 to July 2005, Mr. Tokman served in various cross functional and cross-business leadership positions at GE Healthcare, a subsidiary of General Electric, most recently as a General Manager of its Global Molecular Imaging and Radiopharmacy unit from May 2003 to June 2005. From November 1989 to March 1995 Mr. Tokman served as technical programs lead and a head of I&RD at Tracor Applied Sciences a subsidiary of then Tracor, Inc. Mr. Tokman has both a M.S. and B.S. in Electrical Engineering from the University of Massachusetts, Dartmouth. He also is a certified Six Sigma and DFSS Black Belt and Master Black Belt.

Brian Turner has served as a director of the Company since July 2006. Mr. Turner has been Chief Financial Officer of Coinstar Inc. since 2003. Prior to his current position, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers where he held several positions including Director, Corporate Finance.

Board Meetings and Committees

The Board of Directors met six times during 2006. All directors attended at least 75% of the aggregate meetings of the Board and meetings of the Board committees on which they served. Alexander Tokman joined the Board of Directors in January 2006, Marc Onetto joined the Board of Directors in March 2006, Jeanette Horan joined the Board of Directors in June 2006 and Brian Turner joined the Board of Directors in July 2006. The Board also approved certain actions by unanimous written consent. The Company has adopted a policy that each of the Company’s Directors be requested to attend the Company’s Annual Meeting each year. All directors attended the Company’s Annual Meeting in 2006.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with the Company. As a result of its annual review, the Board has determined that all of the directors, with the exception of Alexander Tokman, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk on the table above.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each independent director that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that Committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than their director compensation.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these Committees. The full text of each charter is available on the Company’s website located at www.microvision.com.

The Audit Committee

The Board of Directors has an Audit Committee which assists the Board of Directors by monitoring and overseeing: (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (2) the integrity of the financial statements of the Company, (3) compliance by the Company with legal and regulatory requirements, and (4) the performance of the Company’s internal finance and accounting personnel and its independent auditors. The Audit Committee conducts discussions related to the Company’s earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of the Company’s management. Messrs. Cowell and Turner and Ms. Horan currently serve on the Audit Committee, with Mr. Cowell serving as Chairman. The Audit Committee met five times during 2006. Additional information relating to the Audit Committee appears below under the heading “Audit Committee Report” beginning on page 25.

The “audit committee financial experts” designated by the Board are Col. Richard A. Cowell (Ret.) and Brian Turner, each an independent director. Col. Cowell holds a degree in accounting and has served for seven years as Chair of the Company’s Audit Committee. During his twenty-five years of service in the United States Army, Col. Cowell oversaw and actively supervised various complex governmental projects that involved government accounting with a breadth and level of complexity comparable to accounting issues raised by the Company’s financial statements, including issues relating to estimates, accruals, and reserves. Since retiring from the Army, Col. Cowell has served as a Principal at Booz Allen Hamilton, where he provides consulting services relating to significant government projects and grants which involve significant and complex accounting issues. Mr. Turner has seven years experience as a chief financial officer of three public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers, including Director, Corporate Finance. Mr. Turner has been actively involved in and has supervised the preparation of financial statements that present a breadth and complexity of issues comparable to accounting issues raised by the Company’s financial statements.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee also serves as the Plan Administrator for the Company’s stock option plans. The Compensation Committee Report is set forth below beginning on page 15. Messrs. Gorton and Onetto and Ms. Horan currently serve as members of the Compensation Committee, with Mr. Onetto serving as chairman. The Compensation Committee met three times during 2006.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (1) counsels the Board of Directors with respect to Board and Committee structure and membership, and (2) reviews and develops the Company’s corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•

establish policies with respect to the process by which shareholders of the Company may recommend candidates to the Nominating and Corporate Governance Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend Directors for membership on Board Committees.

Messrs. Cowell, Gorton and Turner currently serve as members of the Nominating and Corporate Governance Committee, with Mr. Gorton serving as Chairman. The Nominating and Corporate Governance Committee met one time during 2006.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of the Company’s outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating and Corporate Governance Committee care of the Corporate Secretary, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of an nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of the Company’s outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of the Company’s outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that the Company would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by the Company, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and the Company’s certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating and Corporate Governance Committee will review the nominee’s judgment, experience, independence, understanding of the Company’s or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

The Company has adopted written procedures establishing a process by which shareholders of the Company can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board should send his or her written message to the Board of Directors care of the Corporate Secretary, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary to the Board on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Director Compensation for 2006

The following table provides information concerning the Company’s non-employee directors during 2006. Alexander Tokman, Stephen Willey and Richard Rutkowski were not paid additional compensation for their services as directors and each of their compensation is fully reflected in the other tables contained in this proxy statement.

Name	Fees Earned Or Paid in Cash ($)(1)	Option Awards ($) (2)(3)	Total ($)
Richard A. Cowell	44,778	27,103	71,881
Slade Gorton	32,778	27,103	59,881
Jeanette Horan (4)	31,778	39,126	70,904
Marc Onetto (5)	41,778	49,041	90,819
Brian Turner (6)	35,777	38,307	74,084
Jacqueline Brandwynne (7)	8,000	6,410	14,410
Walter J. Lack (8)	14,000	6,410	20,410
Dennis Reimer (9)	13,000	23,318	36,318
Claudio Ruben (10)	8,000	23,476	31,476

(1)	Includes accrued annual retainer fees of $7,777 for each of Mr. Cowell, Mr. Gorton, Ms. Horan, Mr. Onetto and Mr. Turner.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, calculated in accordance with Statement of Financial Accounting Standards (FAS) No. 123(R), and includes amounts from awards granted prior to 2006. In accordance with SEC rules, these amounts exclude estimates of forfeitures. The underlying valuation assumptions are disclosed in footnote 13 to the Company’s audited financial statements filed with its Annual Report on Form 10-K for fiscal 2006.

(3)	The following table shows the number of outstanding shares underlying option awards for each of the Company’s non-employee directors as of December 31, 2006:

Outstanding Option Awards
Richard A. Cowell	108,867
Slade Gorton	75,000
Jeanette Horan	45,000
Marc Onetto	45,000
Brian Turner	45,000
Jacqueline Brandwynne	84,030
Walter J. Lack	93,867
Dennis Reimer	93,867
Claudio Ruben	15,000

(4)	Jeanette Horan joined the Company’s Board of Directors on June 9, 2006.

(5)	Marc Onetto joined the Company’s Board of Directors on March 13, 2006.

(6)	Brian Turner joined the Company’s Board of Directors on July 10, 2006.

(7)	Jacqueline Brandwynne resigned from the Company’s Board of Directors on February 28, 2006.

(8)	Walter J. Lack resigned from the Company’s Board of Directors on February 28, 2006.

(9)	Dennis Reimer resigned from the Company’s Board of Directors on April 10, 2006.

(10)	Claudio Ruben resigned from the Company’s Board of Directors on March 12, 2006.

Pursuant to the Independent Director Stock Option Plan (the “Director Plan”), each Independent Director is granted a nonstatutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board of Directors. These options are fully vested and immediately exercisable upon the date of grant. Each Independent Director also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board of Directors, an option to purchase 15,000 shares that will vest in full on the earlier of (i) the day prior to the date of the Company’s annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the Independent Director continues to serve as a director on the vesting date. If an Independent Director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued under the Director Plan to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

In addition, each Independent Director receives the following cash compensation for his or her service as a director:

•	A fee of $20,000 that accrues as of the date of appointment or election to the Board of Directors, and as of the date of each subsequent reelection;

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Compensation Committee Interlocks And Insider Participation

All members of the Compensation Committee during 2006 were independent directors, and none of them were the Company’s employees or former employees. During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of the Company’s securities and any subsequent changes. They must also provide the Company with copies of the reports.

Based solely on a review of the copies of such forms in the Company’s possession, and on written representations from reporting persons, the Company believes that all of these reporting persons complied with their filing requirements during 2006, except that Mr. Tokman, an executive officer of the Company, belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting 2 transactions; Mr. Wilson, an executive officer of the Company, belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting 1 transaction; Mr. Walker, an executive officer of the Company, belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting 1 transaction; Mr. McIntyre, a former executive officer of the Company, belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting 1 transaction; Mr. Willey, an executive officer of the Company, belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting 1 transaction; and Mr. Rutkowski, a former executive officer of the Company, belatedly filed two Statement of Changes of Beneficial Ownership of Securities on Form 4, reporting 27 transactions.

Code of Ethics

The Company has adopted a code of ethics applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer, known as the Code of Ethics for Microvision Executives. The Company has also adopted a code of conduct applicable to the Company’s directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for Microvision Executives and the Code of Conduct are available on the Company’s website. In the event the Company amends or waives any of the provisions of the Code of Ethics for Microvision Executives applicable to its principal executive officer, principal financial officer, and principal accounting officer, it intends to disclose the same on the Company’s website at www.microvision.com.

Proposal Two—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. The Company has been advised by PricewaterhouseCoopers that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007. Should the selection of PricewaterhouseCoopers LLP not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to attract, retain and motivate executive officers capable of leading the Company to achieve its business objectives. The Compensation Committee is responsible for and oversees the Company’s compensation program. The Company’s philosophy is to provide compensation programs that incentivize and reward both the short and long-term performance of the executive officers relative to the Company’s performance against its business objectives. Thus, the Committee utilizes compensation components that measure execution against the Company’s annual strategic operating plan, which contains the Company’s business objectives. In addition, the Compensation Committee seeks to align the interests of the Company’s executive officers with its shareholders.

Executive Compensation Components

Overview. The principal elements of the Company’s compensation are base salary, incentive bonus awards, and stock options. Individual performance, performance of the Company and current market conditions are the key factors in determining how much of each of these elements to award to an executive officer. The Company’s executive compensation policy recognizes that stock price is only one measure of performance, and given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Thus, the Compensation Committee also considers the achievement of the Company’s business objectives when determining executive compensation. Individual performance is evaluated based on the executive’s contribution to the Company’s achievement of its strategic plan and evidence of the executive’s adherence to the Company’s core values and mission. To this end, the Company calculates a performance score for each executive officer to determine the allocation of the principal elements of compensation.

The Compensation Committee uses Equilar, Inc. as a primary source for market data on executive compensation. The Compensation Committee uses data from Equilar, which is based on a survey of proxy statements of public companies in the Pacific Northwest with market capitalizations between $50 and $250 million in order to establish a comparable group of companies. The Compensation Committee also examines data from the Radford Benchmark Survey for technology companies located throughout the nation, with the exception of California, and with revenues between $50 and $200 million. The Radford Benchmark Study allows the Committee to be informed of nationwide trends. The Compensation Committee considers these surveys as one of several factors in establishing the total cash compensation portion of the executive officers’ compensation. The survey is also used as one factor in determining the levels of long-term incentive targets. Other factors considered by the Company are the Company’s performance in the previous year as well as the Company’s goals in the coming year.

Base Salary. Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers based on the market practices of other companies. A change in base salary of an executive officer is based on an evaluation of the performance of the executive, the executive’s placement in the Company’s ranking of talent and of the performance of the Company as a whole. In determining base salaries, the Compensation Committee not only considers the short term performance of the Company, but also the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and exercising leadership in the development of the Company.

Incentive Bonus. The Compensation Committee believes that a portion of the total compensation, an incentive bonus, for executive officers should be based on the Company’s success in meeting its short-term performance objectives that enable the Company to meet its long-term objectives. It has structured the executive compensation program to reflect this philosophy. The award of an incentive bonus creates an incentive for executive officers to achieve desired short-term corporate goals which are in furtherance of the Company’s long term objectives. The Compensation Committee believes that the tie between a significant portion of each executive officer’s annual compensation as an incentive bonus and the contingent nature of that compensation provides an incentive to the executive officer to execute on both the short and long-term goals of the Company.

Stock Options. The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. These awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Stock options are awarded by the Compensation Committee to executive officers primarily based on their responsibilities and expected contributions to the Company’s growth and development.

Base Salary

Base salaries for the named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies in the Company’s peer group for similar positions. As with total executive compensation, the Compensation Committee believes that executive base salaries should generally target the fiftieth to seventy-fifth percentile of the range of salaries for executives in similar positions and with similar responsibilities. Each named executive officer’s base salary is also determined by reviewing the other components of the executive officer’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy.

Based on the compensation objectives mentioned above and Alexander Tokman’s Chief Operating Officer employment agreement, Mr. Tokman’s base salary for 2006 was $315,000. The Compensation Committee noted Mr. Tokman had not received a base salary increase in connection with his promotion from Chief Operating Officer to Chief Executive Officer in January 2006. The base salaries for Jeff Wilson, Todd McIntyre, Thomas Walker, Ian Brown and Stephen Willey were $185,349, $213,750, $198,450, $147,176 and $250,335, respectively. Richard Rutkowski and Richard Raisig’s employment with the Company terminated on January 13, 2006, so they received only $37,468 and $28,404, respectively.

Incentive Bonus

Each of the named executive officers is eligible for an annual incentive bonus. The amount of the bonus depends on the level of achievement of the stated Company performance goals, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executive officers, except the Chief Executive Officer. The Compensation Committee makes a recommendation to the full Board regarding the Chief Executive Officer. Executive officers have target bonuses at a higher percentage of base salary. Non-executive employees have target bonuses at a lower percentage of base salary, with their actual bonus awards dependent on both individual performance and the Company’s performance. In 2006, the Compensation Committee approved the following target bonus awards (as a percentage of base salary): Alexander Tokman, 50%, and the other named executive officers, ranging up to 40%. The amount of the target bonus actually awarded to executives is determined by the Company’s performance. In its discretion, the Compensation Committee may, however, award bonus payments to the named executive officers below the amounts determined using these calculations.

The performance goals under the Company’s Incentive Bonus Plan arise from the business objectives set forth in the Company’s operating plan. In 2006, the business objectives, which were previously publicly announced included: (1) focusing on vital OEM product development growth opportunities, particularly in automotive head-up display (HUD) and two consumer display applications; (2) realigning and restructuring the Company to improve organizational effectiveness and culture; (3) improving quality and customer satisfaction; (4) substantially decreasing the burn rate and reducing the net operating loss by thirty percent; and (5) growing product revenue and margins. The target bonus payout requires very high levels of Company performance, which the Compensation Committee believes are possible but difficult to meet. In general, the Committee believes that in 2006 the executive officers strongly performed against the stated “turnaround” goals of the Company and in building an operational foundation for future growth, but did not fully achieve the financial objectives. Specifically, the Committee determined that the executive officers substantially achieved the objectives relating to the first three goals listed above. It also determined that internal objectives relating to cutting base costs, which was a component of the fourth goal, were achieved. However, the Committee determined that the fifth goal relating to revenue objectives was not met and this affected efforts to meet fully the fourth goal of reducing the Company’s burn rate.

Based upon level of success in meeting the stated performance objectives, the Compensation Committee recommended to the Board, and the Board approved, an incentive bonus for Alexander Tokman of $78,750. The Compensation Committee awarded Jeff Wilson, Thomas Walker and Ian Brown bonuses of $38,070, $40,040 and $34,000, respectively. None of Richard Rutkowski, Richard Raisig, Todd McIntyre or Stephen Willey received a bonus.

While the above amounts were approved by the Compensation Committee, the Board recommended that the Committee grant one-half of the incentive bonus in cash, with the remaining half to be paid in additional stock option awards in an amount equal to one-half of the incentive bonus divided by the value of the stock option, calculated using the Black-Scholes option pricing model, and determined to be $2.50 per share based upon the average price of the Company’s stock for the week of January 29, 2007. The exercise price of the options was the closing market price of the Company’s common stock on the Nasdaq Global Market on the grant date. The options vest 25% upon the first anniversary of the grant date and 25% upon each subsequent anniversary. Consequently, Alexander Tokman, Jeff Wilson, Thomas Walker and Ian Brown were awarded 15,750, 7,614, 8,008 and 6,800 stock options, respectively, for the one-half non-cash component of the incentive bonus. The cash amount of the incentive bonus paid to Alexander Tokman, Jeff Wilson, Thomas Walker and Ian Brown was $39,375, $19,035, $20,020 and $17,000, respectively.

Stock Options

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance based compensation. The Compensation Committee believes that incentive stock options provide the named executive officers with a strong incentive for long-term corporate performance and creating stockholder value. Because vesting of the stock awards is based on continued employment, the award of stock options also facilitates the retention of employees through the term of the awards. The Compensation Committee believes that stock options are a tool for meeting the Company’s objective of increasing long-term shareholder value by tying the value of stock options to the Company’s future performance, as employees are only able to profit from stock options if the Company’s stock price increases in value over the stock option’s exercise price. The Compensation Committee considers its peer group in setting the level of equity awards. When the amount of base salary is determined, a review of all components of the compensation is conducted to ensure that a named executive officer’s total compensation complies with the Compensation Committee’s overall philosophy and objectives and is competitive with the Company’s peer group.

The stock options awarded to the named executive officers in 2006 were granted under, and subject to, the 2006 Incentive Plan (prior to September 21, 2006, stock options were granted under the 1996 Stock Option Plan), and typically vest 25% upon the first anniversary of the date of grant and 25% upon each subsequent anniversary. The exercise price is the closing sale price of the Company’s common stock on the Nasdaq Global Market on the date of the grant. The option awards expire 10 years from the date of grant, and optionees who terminate their service after vesting have a limited time to exercise their options (typically three to twelve months). The options also contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of the Company.

In 2006, Mr. Tokman was awarded 680,000 stock options under the 2006 Incentive Plan. This number of stock options was awarded to Mr. Tokman following his promotion to Chief Executive Officer and increased his equity holdings to a level more comparable with equity holding levels generally for chief executive officers of public companies. The award was also made consistent with the Committee’s belief that stock options provide an executive with a strong incentive for long-term corporate performance and creating stockholder value. The exercise price for 300,000 of the stock options was set 30% higher than the other 380,000 options to create an additional incentive for long-term company performance and both exercise prices were higher than the closing market price of the Company’s common stock on the Nasdaq Global Market on the date of grant. In addition, Jeff Wilson, Thomas Walker, Ian Brown, Todd McIntyre and Stephen Willey were awarded 10,000, 40,000, 50,000, 30,000 and 30,000 stock options, respectively. Neither Richard Rutkowski nor Richard Raisig received a stock option award.

Tax Deductibility of Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits a public company’s tax deduction for compensation paid to its named executive officers to $1 million in any year. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. It is the intent of the Compensation Committee to have the Company’s compensation program be deductible without limitation. However, the Compensation Committee will take into consideration various other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Processes and Procedures

Role of the Compensation Committee and the Chief Executive Officer in the Compensation Process. The Chief Executive Officer, with the assistance and support of the human resources department, provides recommendations regarding the compensation of the executive officers, including himself. The Compensation Committee considers these recommendations and consults with the Chief Executive Officer. However, the Compensation Committee also considers its philosophy and objectives and survey market data in approving these recommendations. The Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation to the full Board of Directors, who then has the authority to approve it.

Role of Compensation Consultants in the Compensation Process. The Compensation Committee does not currently employ a compensation consulting firm, although its charter provides the Committee with the authority to retain such a consulting firm in its discretion.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Slade Gorton

Jeanette Horan

Marc Onetto (Chairman)

Summary Compensation Table for 2006

This table shows certain information about the compensation the Company paid its former and current Chief Executive Officer, its former and current Chief Financial Officer, each of its three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006, and one of its former executive officers for whom disclosure would have been required if he had continued in his position through the end of 2006. These officers are referred to as named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Alexander Tokman President and Chief Executive Officer	2006	315,000	—	619,282	78,750	67,458	1,080,490
Jeff T. Wilson Chief Financial Officer	2006	185,349	—	39,188	38,070	—	262,607
Thomas M. Walker Vice President, General Counsel and Secretary	2006	198,450	—	51,256	40,040	5,678	295,424
Todd R. McIntyre Senior Vice President, Global Strategic Marketing and Business Development	2006	213,750	—	36,969	—	9,217	259,936
Ian D. Brown Vice President, Sales and Marketing	2006	147,176	—	20,677	34,000	63,238	265,091
Stephen R. Willey President, Sales and Marketing – Asia	2006	250,335	—	110,740	—	32,432	393,507
Richard Rutkowski Former Chief Executive Officer	2006	37,468	—	—	—	1,124	38,592
Richard Raisig Former Chief Financial Officer	2006	28,404	—	—	—	153,208	181,612

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the 2006 Incentive Plan and may include amounts from awards granted in and prior to 2006. In accordance with SEC rules, these amounts exclude estimates of forfeitures. The underlying valuation assumptions are disclosed in footnote 13 to the Company’s audited financial statements filed with its Annual Report on Form 10-K for fiscal 2006.

(2)	Reflects the total amounts awarded under the annual incentive plan during fiscal 2006, which are discussed in more detail under the heading “Incentive Bonus” in the Compensation Discussion and Analysis above. One-half of the amounts earned were paid in cash to participants on March 26, 2007 following the Compensation Committee’s review of performance targets under the plan and one-half of the amounts were paid in additional stock options of the Company. Alexander Tokman, Jeff Wilson, Thomas Walker and Ian Brown were awarded 15,750, 7,614, 8,008 and 6,800 stock options, respectively.

(3)	Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 4 represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(4)	The table below shows amounts under All Other Compensation for fiscal 2006:

Name	Year	Perquisites and Personal Benefits (1)	Amounts Reimbursed for Payment of Taxes (2)	Company Contribution to 401(k) Account (3)	Forgiveness of Interest on Outstanding Loan Balance (4)	Severance Payments (5)	Total
Alexander Y. Tokman	2006	47,370	13,469	6,619	—	—	67,458
Jeff T. Wilson	2006	—	—	—	—	—	—
Thomas M. Walker	2006	—	—	5,678	—	—	5,678
Todd R. McIntyre	2006	2,770	—	6,447	—	—	9,217
Ian D. Brown	2006	43,309	16,741	3,188	—	—	63,238
Stephen R. Willey	2006	3,778	—	6,473	22,181	—	32,432
Richard F. Rutkowski	2006	—	—	1,124	—	—	1,124
Richard A. Raisig	2006	—	2,362	5,079	—	145,768	153,208

(1)	The amount for Mr. Tokman represents $44,087 and $3,283 in actual amounts reimbursed for relocation expenses and health club dues, respectively. The amount for Mr. Brown represents actual amounts reimbursed for relocation expenses.

(2)	The amount for Messrs. Tokman and Brown represents amounts reimbursed for the payment of taxes with respect to relocation reimbursements. Mr. Raisig’s payment represents amounts reimbursed for the payment of taxes with respect to medical and dental insurance premium reimbursements.

(3)	This column represents the amount of Company matching contributions made to the Company’s qualified 401(k) retirement plan.

(4)	The interest accrued during 2006 on Mr. Willey’s loan from the Company was forgiven pursuant to the terms of the executive loan plan, which is discussed in further detail in the section entitled “Certain Relationships and Related Transactions” below.

(5)	Mr. Raisig received a severance payment of $140,896 and $4,871 in reimbursement for six months of medical and dental insurance premiums upon the termination of his employment.

Grants of Plan-Based Awards During Fiscal 2006

The following table shows grants of plan based awards to the Company’s named executive officers in 2006.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (5)	All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
		Target ($)
Alexander Y. Tokman	4/13/2006	—	380,000	(3) 3.43	(2) 820,534
	4/13/2006	—	300,000	(3) 4.46	(2) 603,480
	4/5/2006	157,500	—	—	—

Jeff T. Wilson	4/5/2006	—	10,000	3.43	(2) 23,731
	5/17/2006	—	150,639	2.77	(4) 24,102
	4/5/2006	76,140	—	—	—

Thomas M. Walker	4/5/2006	—	40,000	3.43	(2) 94,924
	5/17/2006	—	120,000	2.77	(4) 19,200
	4/5/2006	80,080	—	—	—

Todd R. McIntyre	4/5/2006	—	30,000	3.43	(2) 71,193
	5/17/2006	—	269,430	2.77	(4) 43,109
	4/5/2006	86,000	—	—	—

Ian D. Brown	5/12/2006	—	50,000	3.43	(2) 96,140
	4/5/2006	68,000	—	—	—

Stephen R. Willey	2/9/2006	—	30,000	3.40	(2) 62,757
	5/17/2006	—	585,013	2.77	(4) 93,602
	4/5/2006	90,000	—	—	—

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (5)			All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Richard F. Rutkowski	—	—	—	—	—	—	—

Richard A. Raisig	—	—	—	—	—	—	—

(1)	Unless otherwise noted, all option awards were granted with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant, vest 25% in annual installments beginning on the first anniversary of the date of grant and expire ten years after the date of grant.

(2)	Reflects the fair value of option awards on the date of grant in accordance with FAS 123(R).

(3)	The closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant was $3.18. Mr. Tokman was granted 380,000 options with an exercise price of $3.43, equal to the exercise price of the grant made to the other executive officers on April 5, 2006, and 300,000 options as a step-up grant with an exercise price of $4.46.

(4)	The indicated options were repriced via an exchange for outstanding options. The new options vest 25% on the grant date and 25% on each subsequent anniversary. The new options have the same expiration date as the options exchanged. The amount indicated reflects the incremental fair value of the new options, computed as of the grant date of May 17, 2006, in accordance with FAS 123(R). In connection with the option exchange, 300,000 options granted to Mr. Tokman on July 13, 2005 that were not subject to the option exchange were adjusted to an exercise price of $2.77. The vesting terms and expiration date of this option award remained unchanged. The stock option exchange is discussed in further detail in footnote 13 to the Company’s audited financial statements filed with its Annual Report on Form 10-K for fiscal 2006.

(5)	Non-equity incentive plan awards earned in 2006 were paid out one-half in cash and one-half in additional stock option awards, as further discussed under the heading “Incentive Bonus” in the Compensation Discussion and Analysis above.

Non-equity incentive plan awards are made under the Company’s Incentive Bonus Plan. The performance goals under the Company’s Incentive Bonus Plan arise from the business objectives set forth in the Company’s operating plan. The business objectives included restructuring the business, implementing new communication and financing strategies, improving the Company’s operating strategies, growing revenues and margins, and improving customer service and satisfaction. The Compensation Committee sets the target performance criteria at a level which it believes is challenging, yet achievable by the Company. The target bonus payout requires very high levels of Company performance, which the Compensation Committee believes are possible but difficult to meet. The awards are discussed in more detail under the heading “Incentive Bonus” in the Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table shows outstanding equity awards for the Company’s named executive officers as of December 31, 2006.

	Option Awards (1) (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alexander Y. Tokman	(1) 120,000	180,000	2.77	7/7/2015
	(2) 380,000	—	3.43	4/13/2016
	(2) 300,000	—	4.46	4/13/2016

Jeff T. Wilson	(3) 3,756	11,266	2.77	10/24/2011
	(3) 12,250	36,750	2.77	4/1/2012
	(3) 21,654	64,963	2.77	6/13/2013
	(2) —	10,000	3.43	4/5/2016

Thomas M. Walker	(3) 30,000	90,000	2.77	5/7/2012
	(2) —	40,000	3.43	4/5/2016

Todd R. McIntyre	(3) 18,360	55,080	2.77	8/13/2013
	(3) 6,250	18,750	2.77	12/31/2008
	(3) 7,500	22,500	2.77	8/24/2014
	(3) 938	2,812	2.77	4/13/2009
	(3) 21,047	63,140	2.77	6/13/2013
	(3) 5,763	17,290	2.77	10/24/2011
	(2) —	30,000	3.43	4/5/2016

Ian D. Brown	(2) —	50,000	3.43	5/12/2016

Stephen R. Willey	(3) 3,846	11,537	2.77	12/10/2008
	(3) 4,500	13,500	2.77	4/18/2010
	(3) 21,657	64,971	2.77	10/24/2011
	(3) 46,844	140,533	2.77	6/13/2013
	(3) 19,531	58,594	2.77	12/31/2008
	(3) 9,875	29,625	2.77	12/31/2009
	(3) 32,500	97,500	2.77	8/24/2014
	(3) 7,500	22,500	2.77	2/09/2016

Richard F. Rutkowski	(4) 80,000	—	6.12	1/13/2007
	(4) 361,751	—	7.00	1/13/2007
	(4) 150,000	—	34.00	1/13/2007
	(4) 40,000	—	14.00	1/13/2007
	(4) 242,040	—	15.00	1/13/2007

Richard A. Raisig	(4) 70,000	—	6.12	1/12/2007
	(4) 11,780	—	7.20	1/12/2007
	(4) 196,880	—	7.00	1/12/2007
	(4) 23,953	—	8.80	1/12/2007

(1)	The indicated option vests 20% on the grant date and 20% on each subsequent annual anniversary of the grant date.

(2)	The indicated option vests 25% on each anniversary of the grant date.

(3)	The indicated options were repriced via an exchange for outstanding options. They vest 25% on the grant date of May 17, 2006 and 25% on each subsequent anniversary of the grant date.

(4)	The indicated options held by Mr. Rutkowski and Mr. Raisig expired unexercised on January 12, 2007 and January 13, 2007, respectively.

Option Exercises and Stock Vested During Fiscal 2006

The Company’s named executive officers did not exercise any stock options during fiscal 2006.

Potential Payments upon Termination or Change in Control

All of the Company’s named executive officers, except for Alexander Tokman, are employed at will and do not have employment agreements. Mr. Tokman’s employment agreement is summarized below. Under the 2006 Microvision, Inc. Incentive Plan, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company. The following table sets forth aggregate estimated payment obligations to each of the Company’s named executive officers assuming a termination without cause, or a change in control, occurred on December 31, 2006.

Name	Payments Due in Connection with a Termination of Employment without Cause or for Good Reason	Payments Due in Connection with a Change in Control and Termination of Employment without Cause or for Good Reason (1)	Payments Due in Connection with Change in Control (1)
Alexander Tokman	$789,594	$949,205	$126,000
Jeff T. Wilson	—	—	63,268
Thomas M. Walker	—	—	50,400
Todd R. McIntyre	—	—	100,560
Ian D. Brown	—	—	—
Stephen R. Willey	—	—	245,705
Richard Rutkowski (2)	0	—	—
Richard Raisig (2)	145,768	—	—

(1)	The Company used the following assumptions to calculate these payments:

•

The Company included the estimated intrinsic value of accelerating any award of stock options that is accelerated upon a change in control. In the case of a change in control, the Company assumed that all such awards would be cashed out at closing using the closing price of the Company’s common stock on the Nasdaq Global Market on December 31, 2006, which was $3.19 per share. See the table titled “Outstanding Equity Awards at Fiscal Year-End 2006” for information regarding unvested equity awards.

(2)	Since a triggering event actually occurred in 2006 with respect to Mr. Rutkowski and Mr. Raisig, the payments due on a termination of employment without cause or for good reason are the actual amounts paid in connection with their termination.

Employment Agreement

Payment upon Termination. Under Mr. Tokman’s employment agreement with the Company dated July 18, 2005, if he dies, becomes disabled, retires, terminates his employment other than for “good reason” or is terminated by the Company for “cause,” he will be provided his earned but unpaid base salary, earned but unused vacation time, any bonus compensation for the prior year which is unpaid on the date of termination, and any business expenses which have not yet been reimbursed by the Company. If the Company terminates him “other than for cause,” or if he terminates his employment for “good reason,” he will receive, in addition to the amounts listed in the foregoing sentence, his base salary for 18 months following the date of his termination, plus an amount equal to his target bonus, and the Company will continue to pay certain group medical and dental expenses in that 18-month period. The Company does not accelerate the vesting of equity incentives for its executive officers in the event of a termination of employment. In the event of a change in control of the Company, all unvested stock options vest upon the change in control, and the Compensation Committee has the discretion to remove the vesting restrictions on all unvested restricted shares.

In determining whether a termination occurred with or without “cause,” “cause” is deemed to exist under Mr. Tokman’s employment agreement when there is a repeated willful failure to perform or gross negligence in the performance of his duties; fraud, embezzlement or other dishonesty with respect to the Company; a material breach of his obligations of confidentiality, non-competition, or non-solicitation against the Company; or commission of a felony or other crime involving moral turpitude.

In determining whether Mr. Tokman has “good reason” to terminate his employment, “good reason” is deemed to exist when: the Company has failed to continue him in a certain position; there is a substantial diminution in the nature and scope of his responsibilities; there is a material failure of the Company to provide him with base salary and benefits, excluding an inadvertent failure which is cured within a certain time period; or his office is relocated more than thirty-five miles from the then-current location of the Company’s principal offices without his consent.

Payment upon a Change in Control. In the event of a change of control and the Company terminates Mr. Tokman’s employment “other than for cause” within two years following a change of control or Mr. Tokman terminates his employment for “good reason” within six months following a change of control, the Company must pay Mr. Tokman an amount equal to two times the sum of one year of base salary plus a payment equal to his target bonus. The foregoing amount will be paid in a single lump sum. The Company must also pay the full cost of Mr. Tokman’s continued participation in the Company’s group health and dental plans for two years or, if less, for so long as he remains entitled to continue such participation under applicable law. In addition, 100% of his options which have not been exercised and have not expired or been surrendered or cancelled, will become exercisable in accordance with the applicable option agreement.

The obligation of the Company to pay the severance amounts mentioned in this “Payments upon a Termination or Change in Control” section are subject to Mr. Tokman signing an employee release. Also, Mr. Tokman must comply with certain confidential information and assignment of intellectual property obligations. Further, Mr. Tokman is subject to a non-compete and non-solicit obligation for 12 months following his termination.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of the Company’s common stock by each person believed by the Company to own beneficially more than 5% of the outstanding common stock of the Company as of December 31, 2006.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
David M. Knott; Dorset Management Corporation (3) 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	3,896,510	9.0%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, the Company believes that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 43,390,000 shares of common stock outstanding as of April 10, 2007.

(3)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2007 by David M. Knott and Dorset Management Corporation reporting sole voting power over 3,664,010 shares and shared voting power over 188,400 shares.

Security Ownership of Management

The following table shows as of April 10, 2007, the number of shares of the Company’s common stock owned beneficially by the Company’s directors and nominees, the named executive officers, and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Alexander Tokman (3) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	363,000	*

Jeff T. Wilson (4) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	77,820	*

Thomas M. Walker (5) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	73,000	*

Todd R. McIntyre (6) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	129,716	*

Ian D. Brown (7) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	13,500	*

Stephen R. Willey (8) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	432,897	1%

Richard A. Raisig 4881 Birch Street Newport Beach, CA 92660	49,817	*

Richard F. Rutkowski 3125 E. Laurelhurst Dr. NE Seattle, WA 98105-5332	2,372	*

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Richard Cowell (9) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	100,067	*

Slade Gorton (10) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	60,000	*

Marc Onetto (11) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	30,000	*

Jeanette Horan (12) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	30,000	*

Brian Turner (13) c/o Microvision, Inc. 6222 185th Avenue NE Redmond, WA 98052	30,000	*

All executive officers and directors as a group (14 persons) (14)(15)	1,404,689	3.2%

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, the Company believes that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 43,390,000 shares of common stock outstanding as of April 10, 2007.

(3)	Includes 350,000 shares issuable upon exercise of options.

(4)	Includes 77,820 shares issuable upon exercise of options.

(5)	Includes 70,000 shares issuable upon exercise of options.

(6)	Includes 127,216 shares issuable upon exercise of options.

(7)	Includes 12,500 shares issuable upon exercise of options.

(8)	Includes 146,253 shares issuable upon exercise of options.

(9)	Includes 93,867 shares issuable upon exercise of options.

(10)	Includes 60,000 shares issuable upon exercise of options.

(11)	Includes 30,000 shares issuable upon exercise of options.

(12)	Includes 30,000 shares issuable upon exercise of options.

(13)	Includes 30,000 shares issuable upon exercise of options.

(14)	Includes 1,183,909 shares issuable upon exercise of options.

(15)	Includes shares beneficially owned by Mr. Rutkowski and Mr. Raisig.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Code of Conduct adopted by the Company, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for Microvision Executives adopted by the Company, the Company’s chief executive officer, chief financial officer and other senior operating and financial executives must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The Company also reviews questionnaires completed by all directors and executive officers for potential “related-person transactions” between the Company and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Executive Loan Plan

The Company has an existing executive loan plan under which Richard F. Rutkowski, Stephen R. Willey and Richard A. Raisig have borrowed funds from the Company. No loans have been made under this executive loan plan since July 2002, and the Company does not intend to make any additional loans under this plan. The following table lists certain information describing each executive’s loans as of December 31, 2006.

	Loan Plan	Total
Mr. Rutkowski—
Balance outstanding	$1,708,000	$1,708,000
Highest aggregate balance during year	$1,708,000	$1,708,000

Mr. Willey—
Balance outstanding	$370,000	$370,000
Highest aggregate balance during year	$370,000	$370,000

Mr. Raisig—
Balance outstanding	$645,000	$645,000
Highest aggregate balance during year	$645,000	$645,000

Other Information—
Interest Rate Range	5.43% -6.22%	5.43% -6.22%

Under the executive loan plan, the advances must be repaid within one year of the executive’s termination of employment or within 30 days of termination of the executive loan plan by the Board of Directors unless the executive elects to convert the outstanding balance to a one-year term note. Mr. Rutkowski’s and Mr. Raisig’s employment was terminated in January 2006. The loans to Mr. Rutkowski and Mr. Raisig are now in default. The Company is pursuing collection of the outstanding balances.

AUDIT COMMITTEE REPORT

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s primary role is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls, and audit functions. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of the information it receives and discussions with management and the auditors. The Audit Committee is also responsible for overseeing the engagement and independence of the Company’s independent auditors.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company’s internal financial controls and financial disclosure procedures.

Membership

The Audit Committee is composed of three non-employee directors (Messrs. Cowell and Turner and Ms. Horan), each of whom is an “Independent Director” under the rules of the Nasdaq listing standards governing the qualifications of audit committees.

Review of the Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for the fiscal year ended December 31, 2006, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also reviewed with the independent auditors their judgments as to the quality and the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with audit committees under generally accepted accounting standards.

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Limitations on Role and Responsibilities of Audit Committee and Use and Application of Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of the Company and are not, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that PricewaterhouseCoopers LLP is in fact “independent.”

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Richard A. Cowell, Chairman

Jeanette Horan

Brian Turner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent auditors, PricewaterhouseCoopers LLP, billed the following fees to the Company for audit and other services for the fiscal year 2006:

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $614,967 for the year ended December 31, 2006 and were $686,445 for the year ended December 31, 2005.

Audit Related Fees

There were no fees for audit related services in 2006 or 2005.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $16,813 in 2006 and $17,558 in 2005.

All Other Fees

Fees for all other services not described above totaled $0 in 2006 and $200 for tuition for a training conference provided by PricewaterhouseCoopers LLP in 2005.

The Company’s Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether the Company’s use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit the Company from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit the Company from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting, the written proposal must be received by the Company no later than January 2, 2008. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials and must contain the information required in the Company’s bylaws for shareholder proposals. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

If a shareholder proposal is not included in the Company’s proxy statement for the 2008 Annual Meeting, it may be raised from the floor during the meeting if written notice of the proposal is received by the Company not less than 60 nor more than 90 days prior to the meeting or, if less than 60 days’ notice of the date of the meeting is given, by the close of business on the 10th business day following the first public announcement of the meeting.

You also may propose candidates for consideration by the Nominating and Corporate Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the Director recommendation procedures described on page 7.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2006, was first mailed to the shareholders of the Company with this Proxy Statement on or about April 30, 2007. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC may be obtained by shareholders without charge by written or oral request to Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, telephone (425) 882-6794, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations to request that only a single copy of the proxy statement be mailed in the future. Contact Investor Relations by phone at (425) 882-6794, by fax at (425) 936-9411, by mail to Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 5:00 p.m., Seattle, Washington time, on June 12, 2007. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

PROXY

MICROVISION, INC.

Annual Meeting, June 13, 2007

PROXY SOLICITED BY BOARD OF DIRECTORS

The 2007 Annual Meeting of Shareholders of Microvision, Inc.

will be held on June 13, 2007 at 9:00 a.m., Pacific Time, at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004

The undersigned hereby appoints Alexander Tokman, Jeff T. Wilson, and Thomas M. Walker, and each of them, each with power to appoint his substitute, as proxies to vote and act at the 2007 Annual Meeting of shareholders of Microvision, Inc. (the “Company”) to be held on June 13, 2007, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters specified on the reverse side, as described in the accompanying notice of the 2007 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2007 Annual Meeting are hereby revoked.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MICROVISION, INC.

June 13, 2007

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER

- OR -

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING MATTERS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The election of 6 directors.

NOMINEES:

☐	FOR ALL NOMINEES	☐ Alexander Tokman ☐ Richard A. Cowell
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Slade Gorton ☐ Marc Onetto ☐ Jeanette Horan
☐	FOR ALL EXCEPT (See Instructions below)	☐ Brian Turner

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.	The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR the nominees for director and FOR ratification of proposal 2. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.
☐	FOR
☐	AGAINST
☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder:________________________________	Date:______	Signature of Shareholder:______________________________	Date:______

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.